Exhibit 23.3

Forvis Mazars, LLP 225 N. Water Street, Suite 400 Decatur, IL 62523 P 217.429.2411 | F 217.429.6109 forvismazars.us

Consent of Independent Auditor

We consent to the use in this amended Registration Statement on Form S-4 of HBT Financial, Inc., of our report dated February 28, 2025, with respect to the consolidated financial statements of CNB Bank Shares, Inc. and its subsidiary as of December 31, 2024 and for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2024 included therein. We also consent to the reference to our firm under the caption “Experts” in this amended Registration Statement.

Forvis Mazars, LLP

Decatur, Illinois

December 12, 2025

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited